Exhibit 99.7

DUTTON ASSOCIATES
INDEPENDENT RESEARCH

RESEARCH NOTE

International Barrier Technology Inc

Gerald F. LaKamafeaux, CFA

Symbol (OTCBB)	IBTGF	Fiscal Year Ending: June				
Industry:	Industrial & Manufacturing	Year	EPS	P/E	REVS	PSR
Recent Price:	$0.72	2004 A	$-0.02	---	$3.11	6.8
52-week Price Range:	$0.57 - $0.95	2005 A	$-0.04	---	$4.38	4.8
Target Price (12 Months):	$1.34	2006 E	$0.00	---	$6.61	3.2
Avg. Daily Vol. (3 mo.):	74,040	2007 E	$0.10	7.2	$17.82	1.2
		2008 N/A	---	---	---	---

Balance Sheet Data (mil) 03/31/06		Ownership and Valuation (mil)		Current Rating History	
Cash Equivalent:	$1.2	Shares Outstanding:	29.34	Date Assigned:	9/6/2005
Working Capital:	$1.4	Inside Ownership:	32.00%	Price at Rating:	$0.70
Long-Term Liability:	$0.5	Institutional Ownership:	15.00%	Original Price Target:	$1.44
Shareholder's Equity:	$5.1	Equity Market Value:	$21.1	Time Frame:	12 Months

Rating: Speculative Buy

07/08/2006

International Barrier Technology (IBTGF OTCBB) Reports Record Fiscal Fourth Quarter Sales.

On July 7, 2006 Barrier released its fourth quarter (ending June 30, 2006) sales results. Sales were up over the prior year quarter by 71% to $1.83 million. Volume of 2.27 million square feet was a record quarter. The new production line while not yet at maximum efficiency provided 19% of product shipped in June quarter. Sales for the fiscal year were $6.61 million or 51% above fiscal 2005 while surface volume increased by 53% to 7.89 million square feet. There has been no indication that Barrier's markets are slowing down. Florida, the Company's largest market was up 62% for the year. Sales to the commercial modular market through Mule-Hide Products was higher by 66%.

We are estimating a sales increase to $17.8 million in fiscal 2007 up 170% from the $6.6 million just reported for fiscal 2006. The Company is expected to be profitable in each of the fiscal 2007 quarters. The stock is under valued at 7 times earnings. We continue to rate IBTGF as a Speculative Buy. Our reasons are documented in a forthcoming Up Date Report.

Current Dutton Associates disclaimer and 17b disclosure information regarding International Barrier Technology Inc

Information, opinions or recommendations contained in Dutton Associates' research reports or research notes are submitted solely for advisory and information purposes. The information used and statements of fact made have been obtained from sources considered reliable but we neither guarantee nor represent the completeness or accuracy. Such information and the opinions expressed are subject to change without notice. A Dutton Associates research report or note is not intended as an offering or a solicitation of an offer to buy or sell the securities mentioned or discussed. Neither the Firm, its principals, nor the assigned analysts own or trade shares of any company covered. The Firm does not accept any equity compensation. Anyone may enroll a company for research coverage, which currently costs US $35,000 prepaid for 4 Research Reports, typically published quarterly, and requisite Research Notes. Dutton Associates received $35,000 from the Company for 4 Research Reports with coverage commencing on 09/06/2005. Reports are performed on behalf of the public, and are not a service to any company. The analysts are responsible only to the public, and are paid in advance to eliminate pecuniary interests and insure independence. Please read full disclosure and other reports and notes on the Company at **www.jmdutton.com.**

The views expressed in this research report or note accurately reflect the analyst's personal views about the subject securities or issuer. Neither the analyst's compensation nor the compensation received by Dutton Associates is in any way related to the specific recommendations or views contained in this research report or note.

Dutton Associates. John M. Dutton, President, 4989 Golden Foothill Parkway, Suite 4, El Dorado Hills, CA 95762 Phone (916) 941-8119, Fax (916) 941-8093

Periodic Research Reports and Research Notes on this Company are available at our web site: **www.jmdutton.com.**